Exhibit 99

For Immediate Release	Contact: Ann Storberg, Investor Relations
(517) 324-6629
AMERICAN PHYSICIANS CAPITAL, INC. REPORTS
THIRD QUARTER 2007 RESULTS
East Lansing, Mich. (October 25, 2007) — American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) today announced net income of $13.3 million or $1.21 per diluted common share for the third quarter of 2007. For the first nine months of 2007, APCapital has generated net income of $40.1 million, or $3.54 per diluted common share. At September 30, 2007, APCapital’s book value per share was $25.61 based on 10,575,799 shares outstanding, an increase of 10.1% from $23.26 at December 31, 2006.
APCapital generated net income of $11.0 million or $.91 per share in the third quarter of 2006 and net income of $30.6 million or $2.47 per share for the first nine months of 2006.
“We continue to be a disciplined underwriter and careful manager of capital,” said President and Chief Executive Officer R. Kevin Clinton. “To remain competitive and maintain our strong retention rate, we have selectively lowered our rates in most of our markets. However, our focus continues to be bottom-line driven. Our commitment to this philosophy has been the main driver for our strong financial results.”

Consolidated Income Statement
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Direct Premiums Written	$45,213	$51,819	$109,362	$125,742

Net Premiums Written	$43,626	$48,304	$105,487	$117,351

Net Premiums Earned	$35,516	$37,772	$105,444	$112,635
Incurred Loss and Loss Adjustment Expenses:
Current Accident Year Losses	26,191	27,693	78,632	85,352
Prior Year Losses	(7,958)	(3,146)	(25,121)	(8,132)

Total	18,233	24,547	53,511	77,220

Underwriting Expenses	7,275	7,373	22,202	22,784

Underwriting Income	10,008	5,852	29,731	12,631
Investment Income	10,737	11,338	33,066	34,010
Other Income (1)	113	298	435	2,273
Other Expenses	(1,361)	(1,301)	(4,030)	(3,938)

Pre-tax Income	19,497	16,187	59,202	44,976
Federal Income Taxes	6,216	5,162	19,083	14,376

Net Income	$13,281	$11,025	$40,119	$30,600

Loss Ratio:
Current Accident Year	73.7%	73.3%	74.5%	75.8%
Prior Year Development	-22.4%	-8.3%	-23.8%	-7.2%
Calendar Year	51.3%	65.0%	50.7%	68.6%
Underwriting Expense Ratio	20.5%	19.5%	21.1%	20.2%
Combined Ratio	71.8%	84.5%	71.8%	88.8%

(1)	Includes realized gains and losses
Direct premiums written were $45.2 million in the third quarter of 2007, down $6.6 million or 12.7% from the same period a year ago. For the first nine months of 2007, direct premiums written were down $16.4 million, or 13.0%. The declines in direct premiums written were primarily the result of selective price reductions in our major markets. We insured 9,313 physicians at September 30, 2007, down just 1.5% from year end 2006.
Net premiums earned in the third quarter of 2007 were down $2.3 million or 6.0% from the third quarter of 2006 and year-to-date are down $7.2 million or 6.4%. The declines in net premiums earned were not as great as the declines in direct premiums written due to the reinsurance terms in place for 2007 whereby APCapital retained a greater portion of loss exposure and ceded less premium.

The 2007 third quarter loss ratio was 51.3% with $8.0 million of positive development from prior accident years. For the nine months ended September 30, 2007, the loss ratio was 50.7% with $25.1 million of positive prior year development. On an accident year basis, the loss ratio in the third quarter of 2007 was 73.7%, up slightly from the 73.3% reported in the third quarter of 2006. Year-to-date the accident loss ratio was 74.5% in 2007 as compared to 75.8% in 2006. This accident year loss ratio reflects the strong book-of-business we have developed and our adherence to an adequate pricing and strict underwriting philosophy.
We continue to experience favorable development in our reserves. The number of reported claims in the third quarter of 2007 was 191 down 35.7% from the 297 reported in the third quarter of 2006. Year-to-date there have been 707 claims reported in 2007 as compared to 901 through September 30, 2006 — a 21.5% decrease. Claim severity has remained relatively stable and claims have been settling for amounts below established case reserves. As a result of this better than anticipated claim frequency and severity, prior year reserves have continued to develop favorably.
The underwriting expense ratio increased in the third quarter of 2007 to 20.5% from 19.5% in the third quarter of 2006. The 2007 year-to-date underwriting expense ratio was 21.1%, up from 20.2% a year ago. The increases in the underwriting ratio were principally the result of our lower premium volume giving APCapital a smaller base over which to spread its fixed costs. Other expenses in 2007 for the third quarter and year-to-date were approximately the same as a year ago.
Investment income
Investment income was down slightly in the third quarter of 2007 and year-to-date. The overall investment yields decreased from 5.29% in the third quarter 2006 to 4.93% in the third quarter of 2007. For the first nine months of 2007, our investment yield was 5.05% compared to 5.33% a year ago. The decrease in investment yield is a result of a greater allocation of our portfolio to tax-exempt securities.
Balance Sheet and Equity Information
APCapital’s total assets were $1.088 billion at September 30, 2007, down $8.3 million from December 31, 2006. At September 30, 2007, APCapital’s total shareholders’ equity was $270.8 million, up from $268.8 million at December 31, 2006. The increase in shareholders’ equity is a result of net income of $40.1 million for the first nine months of 2007 being partially offset by the use of $37.3 million of equity to repurchase shares and $1.1 million to pay APCapital’s first cash dividend in the third quarter of 2007.

Capital Management
In the third quarter of 2007 APCapital repurchased 506,400 shares at an average cost of $37.12 per share. Year-to-date, APCapital has repurchased 995,600 shares utilizing $37.3 million of equity. APCapital has the following outstanding share repurchase authorizations:

	Type of	(In thousands)
	Repurchase	Amount	Amount
Date Approved By Board	Plan	Authorized	Remaining (2)
October 27,2006	Rule 10b5-1	$32,000	$21,397
May 22, 2007	Discretionary (1)	$15,000	$5,459
August 16, 2007	Discretionary (1)	$20,000	$20,000

		$67,000	$46,856

(1)	All shares will be repurchased under management’s discretion in the open market or in privately negotiated transactions during the Company’s normal trading windows.

(2)	As of September 30, 2007.
The share repurchase program remains an integral part of APCapital’s capital management program. APCapital seeks to maintain an optimal but flexible level of capital during this softer market cycle.
In the third quarter of 2007, the Board of Directors declared its first regular quarterly cash dividend of $0.10 per common share, which was paid to shareholders on September 28, 2007. Today, APCapital’s Board of Directors declared a fourth quarter cash dividend of $0.10 per common share payable on December 31, 2007 to shareholders of record on December 13, 2007.
Stock Split
In September 2006, APCapital’s Board of Directors declared a three-for-two stock split of its common shares to shareholders. All prior year share and per share numbers disclosed in this press release are split adjusted.
Stilwell Standstill Agreement
APCapital also announced that, by mutual consent of the parties, the Standstill Agreement with Joseph Stilwell, Spencer Schneider and various related parties has been terminated, effective immediately. Mr. Stilwell and Mr. Schneider will continue to serve as directors of APCapital following the termination.

Conference Call
APCapital’s website, http://www.apcapital.com, will host a live Webcast of its conference call in a listen-only format to discuss 2007 third quarter results on October 26, 2007 at 10:00 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to APCapital’s website and selecting “For Investors,” then “Webcasts.” For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-888-286-8010 or (617) 801-6888 and entering the conference ID code: 54959353. The replay will be available through 11:59 p.m. Eastern time on October 31, 2007.
Corporate Description
American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.
Forward-Looking Statements
Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following:
•	increased competition could adversely affect our ability to sell our products at premium rates we deem adequate, which may result in a decrease in premium volume, a decrease in our profitability, or both;

•	our reserves for unpaid losses and loss adjustment expenses are based on estimates that may prove to be inadequate to cover our losses;

•	tort reform legislation may have adverse or unintended consequences that could materially and adversely affect our results of operations and financial condition;

•	if we are unable to obtain or collect on ceded reinsurance, our results of operations and financial condition may be adversely affected;

•	the insurance industry is subject to regulatory oversight that may impact the manner in which we operate our business;

•	our geographic concentration in certain Midwestern states and New Mexico ties our performance to the business, economic, regulatory and legislative conditions in those states;

•	an interruption or change in current marketing and agency relationships could reduce the amount of premium we are able to write;

•	a downgrade in the financial strength rating of our insurance subsidiaries could reduce the amount of business we are able to write;

•	changes in interest rates could adversely impact our results of operation, cash flows and financial condition;

•	our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and fund future share repurchases;

•	the loss of one or more of our key employees could adversely affect our business;

•	unpredictable court decisions could have a material adverse financial impact on our business operations if the amount of the award is expanded beyond the intended insurance coverage;

•	applicable law and certain provisions in our articles and bylaws may prevent and discourage unsolicited attempts to acquire our Company that may be in the best interest of our shareholders;

•	any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934.
APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.
Definition of Non-GAAP Financial Measures
APCapital uses operating income, a non-GAAP financial measure, to evaluate APCapital’s underwriting performance. Operating income differs from net income by excluding the after-tax effect of realized capital gains and (losses).
Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company’s operations, APCapital’s decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. As a result, APCapital believes that providing operating income (loss) information makes it easier for users of APCapital’s financial information to evaluate the success of APCapital’s underlying insurance operations.
In addition to APCapital’s reported loss ratios, management also uses accident year loss ratios, a non-GAAP financial measure, to evaluate APCapital’s current underwriting performance. The accident year loss ratio excludes the effect of prior years’ loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, APCapital believes that the current estimates are reasonable.
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Summary Financial Information
American Physicians Capital, Inc.
Balance Sheet Data

	September 30,	December 31,
	2007	2006
	(In thousands, except per share data)
Assets:
Available-for-sale — bonds	$279,066	$255,001
Held-to-maturity — bonds	498,940	505,572
Other invested assets	12,180	6,476
Cash and cash equivalents	81,525	108,227

Cash and investments	871,711	875,276

Premiums receivable	41,342	43,068
Reinsurance recoverable	111,573	109,013
Deferred federal income taxes	26,643	32,795
Other assets	36,277	35,663

Total assets	$1,087,546	$1,095,815

Liabilities and Shareholders’ Equity:
Unpaid losses and loss adjustment expenses	$680,096	$688,031
Unearned premiums	68,744	70,744
Long-term debt	30,928	30,928
Federal income taxes payable	2,737	189
Other liabilities	34,202	37,113

Total liabilities	816,707	827,005

Common stock	—	—
Additional paid-in-capital	4,348	41,106
Retained earnings	261,992	222,935
Accumulated other comprehensive income:
Net unrealized gains on investments, net of deferred federal income taxes	4,499	4,769

Shareholders’ equity	270,839	268,810

Total liabilities and shareholders’ equity	$1,087,546	$1,095,815

Shares outstanding	10,576	11,557

Book value per share	$25.61	$23.26

Summary Financial Information
American Physicians Capital, Inc.
Income Statement

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(In thousands, except per share data)		(In thousands, except per share data)
Direct premiums written	$45,213	$51,819	$109,362	$125,742

Net premiums written	$43,626	$48,304	$105,487	$117,351

Net premiums earned	$35,516	$37,772	$105,444	$112,635
Investment income	10,737	11,338	33,066	34,010
Net realized (losses) gains	(73)	100	(139)	1,448
Other income	186	198	574	825

Total revenues	46,366	49,408	138,945	148,918

Losses and loss adjustment expenses	18,233	24,547	53,511	77,220
Underwriting expenses	7,275	7,373	22,202	22,784
Other expenses	1,361	1,301	4,030	3,938

Total expenses	26,869	33,221	79,743	103,942

Income before income taxes	19,497	16,187	59,202	44,976
Federal income tax expense	6,216	5,162	19,083	14,376

Net income	$13,281	$11,025	$40,119	$30,600

Adjustments to reconcile net income to operating income:
Net income	$13,281	$11,025	$40,119	$30,600
Add back:
Realized losses (gains), net of tax	47	(65)	90	(941)

Net operating income	$13,328	$10,960	$40,209	$29,659

Ratios:

Loss ratio (1)	51.3%	65.0%	50.7%	68.6%
Underwriting ratio (2)	20.5%	19.5%	21.1%	20.2%
Combined ratio (3)	71.8%	84.5%	71.8%	88.8%

Earnings per share data:

Net income
Basic	$1.23	$0.93	$3.61	$2.52
Diluted	$1.21	$0.91	$3.54	$2.47

Net operating income
Basic	$1.23	$0.93	$3.61	$2.45
Diluted	$1.21	$0.91	$3.55	$2.39

Basic weighted average shares outstanding	10,801	11,796	11,124	12,123
Diluted weighted average shares outstanding	11,015	12,062	11,339	12,390

(1)	The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.

(2)	The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.

(3)	The combined ratio is the sum of the loss and underwriting ratios.

Summary Financial Information
American Physicians Capital, Inc.
Selected Cash Flow Information

	For the Nine Months Ended
	September 30,
	2007	2006
	(In thousands)
Net cash from operating activities	$39,433	$41,145

Net cash for investing activities	$(28,021)	$(237,482)

Net cash for financing activities	$(38,114)	$(26,216)

Net decrease in cash and cash equivalents	$(26,702)	$(222,553)

American Physicians Capital, Inc.
Supplemental Statistics
Medical Professional Liability

Reported
Three Months Ended	Claim Count
September 30, 2007	191
June 30, 2007	269
March 31, 2007	247
December 31, 2006	267
September 30, 2006	297
June 30, 2006	296
March 31, 2006	308
December 31, 2005	347
September 30, 2005	361
June 30, 2005	401
March 31, 2005	404

	Net Premium Earned (in thousands)
	APCapital
Three Months Ended	Excluding PIC Florida	PIC Florida	Total
September 30, 2007	$35,517	$—	$35,517
June 30, 2007	34,896	—	34,896
March 31, 2007	35,034	—	35,034
December 31, 2006	37,051	—	37,051
September 30, 2006	37,774	—	37,774
June 30, 2006	37,517	—	37,517
March 31, 2006	37,448	—	37,448
December 31, 2005	39,918	671	40,589
September 30, 2005	39,305	975	40,280
June 30, 2005	39,677	869	40,546
March 31, 2005	41,356	799	42,155

			Average Net
		Average Net	Paid Claim
	Open	Case Reserve	(Trailing Four
Three Months Ended	Claim Count	Per Open Claim	Quarter Average)
September 30, 2007	1,913	$144,200	$70,400
June 30, 2007	2,124	136,200	69,600
March 31, 2007	2,200	138,800	56,600
December 31, 2006	2,256	137,900	59,100
September 30, 2006	2,347	138,800	57,600
June 30, 2006	2,558	136,300	63,000
March 31, 2006	2,976	120,400	78,800
December 31, 2005	2,991	122,400	75,900
September 30, 2005	3,109	119,100	67,900
June 30, 2005	3,211	116,300	68,200
March 31, 2005	3,344	114,900	65,200

	Retention Ratio
	Nine Months Ended	Year Ended	Nine Months Ended
	September 30, 2006	2006	September 30, 2007
Illinois	82%	81%	81%
Kentucky	69%	70%	85%
Michigan	86%	85%	86%
New Mexico	81%	82%	89%
Ohio	83%	83%	88%
Total (all states)	82%	82%	86%
Notes:
All values, except net premiums earned, exclude experience from investment in Physicians Insurance Company (Florida).